EXHIBIT 4.3

SHARE PURCHASE AGREEMENT

by and among

GUOTAI ENERGY INVESTMENT LTD.

XUZHOU SUYUAN GROUP LTD.

SUYUAN GROUP LTD.

BEIJING ZHONGNENG RENEWABLE ENERGY INVESTMENT LTD.

as Transferors

and

ASIA SILICON TECHNOLOGY HOLDINGS INC.

LIANYUNGANG SUYUAN GROUP LTD.

as Transferees

relating to

JIANGSU ZHONGNENG PHOTOVOLTAIC INDUSTRY DEVELOPMENT CO., LTD.

Share Purchase Agreement

Transferors:

Party A:	Guotai Energy Investment Ltd.
Register Address:	018, No.168 Fangshui Road, Liuhe District Chemical Industrial Park,
Nanjing, Jiangsu

Party B:	Beijing Zhongneng Renewable Energy Investment Ltd.
Register Address:	F703, Yuanyang Mansion, No.158, Fuxingmennei, Xicheng District,
Beijing

Party C:	Suyuan Group Ltd.
Register Address:	No.20, Beijing west road, Nanjing, Jiangsu

Party D:	Xuzhou Suyuan Group Ltd.
Register Address:	No.141 Huaihai east Road, Xuzhou, Jiangsu

Transferees:

Party E:	Asia Silicon Technology Holdings Inc.
Register Address:	Room 3601, Two Exchange Square, Central, Hong Kong SAR

Party F:	Lianyungang Suyuan Group Ltd.
Register Address:	No.66 Chaoyang west road, Xinpu District, Lianyungang

(collectively referred to as “Parties” and “Party” individually)

Whereas:

(1)	Transferors are the shareholders of Jiangsu Zhongneng Photovoltaic Industry Development Co. Ltd. (the “Company”), among whom, Party A legally and effectively holds 55% equity interest of the Company, Party B legally and effectively holds 10% equity interest of the Company, Party C legally and effectively holds 15% equity interest of the Company and Party D legally and effectively holds 10% equity interest of the Company.

(2)

Driven by the development of the Company, Transferors intend to transfer parts of their respective equity interests of the Company to Transferees according to the arrangements provided in this Agreement, and Transferees intends to purchase such parts of equity interests of the Company according to the arrangements provided in this Agreement. Any and all equity interests that are currently held by respective Transferors and will be transferred to respective Transferees according to this Agreement shall be referred to as “Transferred Shares” hereinafter. Any and all considerations paid by respective Transferees to Transferors for the purchase of the Transferred Shares according to this Agreement shall be referred to as “Transfer Price” hereinafter.

NOW AND THEREFORE, the Parties hereby enter into this Agreement as below upon friendly negotiation:

1.	Transferred Shares and Transfer Price

1.1	Each Party agrees:

Party A shall transfer its 54% equity interest in the Company to Party E at a Transfer Price of RMB108,000,000. Party E agrees to pay Party A such Transfer Price of RMB108,000,000 (in USD) as the consideration for such Transferred Shares.

Party B shall transfer its 10% equity interest in the Company to Party E at a Transfer Price of RMB20,000,000. Party E agrees to pay Party B such Transfer Price of RMB20,000,000 (in USD) as the consideration for such Transferred Shares.

Party A shall transfer its 1% equity interest in the Company to Party F at a Transfer Price of RMB2,000,000. Party F agrees to pay Party A such Transfer Price as the consideration for such Transferred Shares.

Party C shall transfer its 2% equity interest in the Company to Party F at a Transfer Price of RMB4,000,000. Party F agrees to pay Party C such Transfer Price as the consideration for such Transferred Shares.

Party D shall transfer its 2% equity interest in the Company to Party F at a Transfer Price of RMB4,000,000. Party F agrees to pay Party D such Transfer Price as the consideration for such Transferred Shares.

1.2	Each of the Transferees shall pay up all the Transfer Price within three (3) months from the date when the Company completes the registration procedures for the updated business license or administration for industry and commerce registration amendments.

2.	Delivery of the Transferred Shares

2.1	Upon the execution of this Agreement, each Transferee shall pay the Transfer Price according to the provisions of this Agreement and each Transferors shall promptly obtain approval for shareholding structure changes, foreign exchanges registration (including, but not limited to foreign exchange registration relating to share transfer, and foreign exchange registration amendments) and registration and recordation with relevant administration for industry and commerce (the “Delivery”).

2.2	After the Delivery is completed, any and all rights and interests enjoyed by each Transferor as well as any and all liabilities assumed thereby with respect to the Transferred Shares shall be enjoyed and assumed by the relevant Transferees.

2.3	Each Party shall be responsible for any tax it incurs from this transaction in accordance with the relevant laws and regulations.

3.	Rights and Obligations of the Parties

3.1	Each Party hereby unconditionally, irrevocably and without reservation represents and warrants to the other Party that, it is a company duly incorporated and effectively existing under the applicable laws of the jurisdiction of its incorporation; it has full rights and power to execute, deliver and perform this Agreement; it has obtained necessary consent and authorization to sign and perform this Agreement; there is no violation against any laws or regulations by the execution or performance of this Agreement.

3.2	Each Transferor warrants to its respective Transferee that, the registered capital subscribed by it has been fully paid up and has been verified by a competent capital verification institutions; the Transferred Shares are free and clear of any pledge, security interest, mortgage, claim or any form of restriction; the Company is a duly established and validly existing legal person in PRC under the laws of PRC; and the Company has obtained relevant approvals for its operation.

3.3	Each Transferor shall fully cooperate with the Transferees so that the Transferees may obtain the relevant approval, administration of industry and commerce registration, recordation, and foreign exchange registration.

3.4	Each Transferee warrants to the Transferors: it will pay the Purchase Price in accordance with this Agreement; and it agrees to the corresponding amendments to the Company’s Articles of Association and will draft Joint Venture Company Agreement.

4.	Breach of Contract

Any party in breach of this Agreement shall be responsible for the actual loss of the other Parties caused by such breach.

5.	Force Majeure

5.1

Force Majeure means any Party is unable to perform its obligation arising under this Agreement as a result of any event that is out of the control of such Party. Force Majeure Event includes, without limitation, governmental action and prohibition, rebellion, war, act of foreign enemy, civil commotion, strike, go-slows or other labor disputes, interruption of transportation and other public facilities, epidemic, fire, flood, earthquake, storm, tsunami or other nature disasters.

5.2	If any Party is unable to perform all or part of its obligations arising under this Agreement due to Force Majeure, such non-performance shall not constitute breach of this Agreement provided that such Party shall provide other Parties with written notice describing the particulars of the Force Majeure Event together with proof of such Force Majeure with 15 business days of the occurrence of such Force Majeure.

5.3	The Party claiming Force Majeure shall use its reasonable efforts to mitigate the loss of the other Parties; otherwise it shall be responsible for any additional loss of the other Parties caused by its failure to mitigate.

6.	Applicable Law and Dispute Resolution

6.1	This Agreement shall be governed by and construed in accordance with the laws of PRC.

6.2	Any dispute arising under this Agreement shall be submitted to China International Trade Arbitration Commission for arbitration in accordance with its rules and procedures in effect at the time of applying for arbitration. The arbitral award shall be final and binding upon the Parties to such dispute.

7.	Effectiveness

7.1	This Agreement is executed on November 29, 2006 in Nanjing City by duly authorized representatives of each of the Parties. This Agreement shall become effective on the date of approval by the relevant governmental authority.

7.2	After this Agreement becomes effective, any amendment, termination or cancellation of this Agreement shall be made in writing.

8.	Miscellaneous

8.1	Any notice, consent, approval given pursuant to this Agreement shall be given in writing.

8.2	This Agreement is binding upon any assignee or successor of the Parties. Notwithstanding any thing to the forgoing, any Party may not assign its rights or obligations under this Agreement without prior written consent of the other Parties.

8.3	Except otherwise required by laws and regulations, without prior written consent of the other Party, any Party shall maintain confidential any information relating to this Agreement, and may not directly or indirectly disclose any information related to the other Party.

8.4	This Agreement shall not form any affiliate relationship between the Transferors and shall not result in joint liability.

8.5	This Agreement shall be signed in 12 set of Chinese originals. Each set shall be legally binding. Each Party shall hold 1 set of original, and the rest of the originals will be kept by the relevant government authority or the Company.

(intentionally left blank)

Party A:	Guotai Energy Investment Ltd.

Authorized
Representative:	______________________________

Party B:	Beijing Zhongneng Renewable Energy Investment Ltd.

Authorized
Representative:	______________________________

Party C:	Suyuan Group Ltd.

Authorized
Representative:	______________________________

Party D:	Xuzhou Suyuan Group Ltd.

Authorized
Representative:	______________________________

Party E:	Asia Silicon Technology Holdings Inc.

Authorized
Representative:	______________________________

Party F:	Lianyungang Suyuan Group Ltd.

Authorized
Representative:	______________________________